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                                                                       EXHIBIT 2




                            STOCK PURCHASE AGREEMENT

                                      AMONG

                       THE ESTATE OF EDWIN J. SCHNEEBECK,

                              BETHEL J. SCHNEEBECK,

                              DAVID E. SCHNEEBECK,

                                TROY SCHNEEBECK,

                             TIMOTHY J. SCHNEEBECK,

                          THE SCHNEEBECK FAMILY TRUST,

                              JUDITH S. BENSINGER,

                               PETER B. BENSINGER,

                                       AND

                           THE SCHNEEBECK FOUNDATION,

                                       AND

                           QUESTOR PARTNERS FUND, L.P.

                                       AND

                       QUESTOR SIDE-BY-SIDE PARTNERS, L.P.

                                       AND

                              DAVID T. O'NEAL, JR.

                             DATED AS OF MAY 6, 1998



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     STOCK PURCHASE AGREEMENT, dated as of May 6, 1998, among the Estate of
Edwin J. Schneebeck (the "Estate"), Bethel J. Schneebeck, David E. Schneebeck, Troy Schneebeck, Timothy J. Schneebeck, The Schneebeck Family Trust, Judith S. Bensinger, Peter B. Bensinger and the The Schneebeck Foundation, a Washington nonprofit corporation (collectively with the Estate, the "Sellers"), and Questor Partners Fund, L.P., a Delaware limited partnership ("Questor Partners"), Questor Side-by-Side Partners, L.P., a Delaware limited partnership ("Questor SBS" and, together with Questor Partners, the "Questor Purchasers"), and David
T. O'Neal, Jr. (together with the Questor Purchasers, the "Purchasers").


                              W I T N E S S E T H:

     WHEREAS, the Sellers own (i) shares of common stock, par value $0.001 per share ("Common Shares"), of IMPCO Technologies, Inc., a Delaware corporation (the "Company"), as set forth in Schedule 1 hereto, and (ii) shares of 1993 Series 1 Preferred Stock, par value $0.001 per share ("Preferred Shares"), of the Company, as set out in Schedule 1 hereto; and

                  WHEREAS, the Sellers wish to sell to the Purchasers, and the Purchasers wish to purchase from the Sellers, the Common Shares and the
     Preferred Shares held by the Sellers, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchasers and the Sellers hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

     "Encumbrance" means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer (other than applicable restrictions on transfer under the Securities Act of 1933, as amended, or applicable state securities laws), receipt of income or other exercise of any attributes of ownership.


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                                      2

     "Governmental Authority" means any federal, state, local or foreign government, any governmental, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Law" means any federal, state, local or foreign statute, law, regulation, rule, order or other requirement or rule of law.

     "Liabilities" means any and all debts, liabilities and obligations, whether absolute or contingent, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement or undertaking.

     "Material Adverse Effect" means any circumstance, change in, or effect on the Company or its business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Company or its business, is, or could be, materially adverse to the business, operations, results of operations or the condition (financial or otherwise) of the Company.

     "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.


                                   ARTICLE II

                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing:

                  (a) the Estate shall sell to David T. O'Neal, Jr., and David
         T. O'Neal, Jr. shall purchase from the Estate, 74,074 Common Shares;



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                  (b) the Estate shall sell to Questor SBS, and Questor SBS
         shall purchase from the Estate, 95,095 Common Shares and 218 Preferred Shares;

                  (c) the Estate shall sell to Questor Partners, and Questor Partners shall purchase from the Estate, 382,685 Common Shares and 3,032 Preferred Shares; and

                  (d) the Sellers other than the Estate shall sell to Questor Partners, and Questor Partners shall purchase from such Sellers, all of the Common Shares set forth opposite the name of such Seller in column 3 of Schedule 1 attached hereto.

     The Common Shares and the Preferred Shares to be sold and purchased at the Closing are hereinafter referred to as the Shares.

     SECTION 2.02. Purchase Price. The purchase price to be paid by the Purchasers to the Sellers at Closing, in respect of each Share purchased by such Purchaser, shall be (i) $13.50 per Common Share and (ii) $2,547.1675 per Preferred Share (based on the 3,250 Preferred Shares being convertible into 613,207 Common Shares as set forth in Section 4.02; such price per Preferred Share shall be adjusted, if necessary, on or prior to Closing to be equivalent to $13.50 per Common Share if it is determined on or prior to Closing pursuant to Section 7.02(i) that the Preferred Shares are convertible into a different number of Common Shares).

     SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Neal, Gerber & Eisenberg, 2 North LaSalle Street, Chicago, Illinois at 10:00 a.m., local time, on the third Business Day following the later to occur of (A) expiration or termination of all applicable waiting periods under the HSR Act and (B) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII (provided that such date is at least 15 Business Days after the date of this Agreement), or at such other place or at such other time or on such other date as the Sellers and the Purchasers may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchasers:

                  (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchasers and with all required stock transfer tax stamps affixed;



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                  (b) a receipt for the purchase price paid in respect of the
         Shares sold by such Seller; and

                  (c) the opinions, certificates and other documents required to be delivered pursuant to Section 7.02.

     SECTION 2.05. Closing Deliveries by the Purchasers. At the Closing, the Purchasers shall deliver to the Sellers:

                  (a) the purchase price in respect of the Shares to be purchased by such Purchaser by wire transfer in immediately available funds to the bank accounts designated by the Sellers in a written notice to the Purchasers on or prior to the Closing Date; and

                  (b) the opinions, certificates and other documents required to be delivered pursuant to Section 7.01.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As an inducement to the Purchasers to enter into this Agreement, each Seller hereby represents and warrants with respect to him, her or itself to the Purchasers as follows:

     SECTION 3.01. Authorization, Execution and Delivery by such Seller. Such Seller has all necessary legal capacity and power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchasers) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

     SECTION 3.02. Ownership of the Shares. Such Seller owns, and as of the Closing will own, legally and beneficially, all of the Shares set forth opposite the name of such Seller in Schedule 1 attached hereto, free and clear of all Encumbrances, except: (a) the pledge of 501,854 Common Shares and 3,250 Preferred Shares held by the Estate to U.S.


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                                       5

Bank of Washington, Bellevue, Washington, which Encumbrances shall be released prior to Closing; (b) 30,000 Common Shares beneficially owned by Peter B. Bensinger are held pursuant to vested stock options, which options will be exercised by Peter B. Bensinger prior to Closing; and (c) 50,000 Common Shares beneficially owned by the Estate are held pursuant to vested stock options, which options will be exercised by the Estate prior to Closing. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to such Shares or obligating such Seller to sell any of such Shares or any other interest in the Company to any Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of such Shares. Upon consummation of the transactions contemplated by this Agreement, the Purchasers, assuming they shall have purchased such Shares for value in good faith and without notice of any adverse claim, will own all of such Shares, free and clear of all Encumbrances, including, without limitation, any interests of the beneficiaries under the Will (as defined in Section 4.01). Such Shares are, and upon consummation of the transactions contemplated by this Agreement will be, fully paid and nonassessable.

     SECTION 3.03. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.04, except as may result from any facts or circumstances relating solely to the Purchasers, the execution, delivery and performance of this Agreement by such Seller do not and will not (a) conflict with or violate any Law or Governmental Order applicable to such Seller, (b) conflict with or violate any of the constitutive documents of such Seller, if such Seller is not a natural person or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, or suspension of, or result in the creation of any Encumbrance on any of the Shares or other assets or properties of such Seller pursuant to, any note, bond, mortgage, contract, agreement, lease, license or other instrument or arrangement to which such Seller is a party (including, in the case of the Estate, the Will) or by which any of such Shares, assets or properties are bound or affected which would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

     SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such Seller do not and will not require any consent, approval or other order of, action by, filing with, or notification to, the Probate Court (as defined in Section 4.01) or any Governmental Authority, except the notification requirements of the HSR Act.



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                                       6

     SECTION 3.05. Absence of Litigation. There are no Actions pending before any Governmental Authority by or against such Seller (or, to the knowledge of such Seller, without having conducted any investigation with respect thereto, by or against the Company) relating to or that could otherwise affect the Shares to be sold by such Seller pursuant to this Agreement or the transactions contemplated (nor, to the knowledge of such Seller, without having conducted any investigation with respect thereto, are any such Actions threatened to be brought by or before any Governmental Authority). Such Seller is not (and, to the knowledge of such Seller, without having conducted any investigation with respect thereto, the Company is not) subject to any Governmental Order relating to or that could otherwise affect such Shares or the transactions contemplated by this Agreement (nor, to the knowledge of the Seller, without having conducted any investigation with respect thereto, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

     SECTION 3.06. Full Disclosure. Although such Seller has not conducted any investigation with respect thereto, such Seller is not aware of any facts pertaining to the Company, any subsidiary of the Company or their businesses which could have a Material Adverse Effect on the Company and which have not been disclosed publicly by the Company.

     SECTION 3.07. Brokers. Except for Citicorp Securities, Inc. and First San Francisco Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller. Such Seller is solely responsible for the fees and expenses of Citicorp Securities, Inc. and First San Francisco Corporation.


                                   ARTICLE IV

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                                  OF THE ESTATE

     As an inducement to the Purchasers to enter into this Agreement, the Estate hereby represents and warrants to the Purchasers as follows (in addition to the representations and warranties of the Estate in Article III):

     SECTION 4.01. Authority of Estate. Bethel J. Schneebeck, David E. Schneebeck and Judith S. Bensinger are the Personal Representatives of the Estate. The will of Edwin J. Schneebeck has been duly admitted to probate by the Pierce County Superior Court (the "Probate Court") in September 1997 (the "Will"). True and complete copies of (i) the Will and (ii) letters testamentary appointing Bethel J. Schneebeck, David E.


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Schneebeck and Judith S. Bensinger as the Personal Representatives of the Estate
have been delivered by the Estate to the Purchasers.

     SECTION 4.02. Preferred Shares. As of the date of this Agreement, the 3,250 Preferred Shares owned by the Estate are convertible at the option of the Estate into an aggregate of 613,207 fully paid and nonassessable shares of Common Stock, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the 3,250 Preferred Shares owned by the Estate will be convertible at the option of the Purchasers into shares of fully paid and nonassessable shares of Common Stock, free and clear of all Encumbrances, in the number certified by the Company on or prior to Closing pursuant to Section 7.02(i), which number shall not be less than 600,000.


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     As an inducement to the Sellers to enter into this Agreement, each of the Purchasers hereby represents and warrants to the Sellers as follows:

     SECTION 5.01. Authorization, Execution and Delivery by the Purchasers. The execution and delivery of this Agreement by such Purchaser, the performance by such Purchaser of its obligations hereunder and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms. In the case of Questor Partners and Questor SBS, such Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

     SECTION 5.02. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.03, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement by such Purchaser do not and will not (a) conflict with or violate any Law or Governmental Order applicable to such Purchaser, (b) conflict with or violate any of the constitutive documents of such Purchaser, if such Purchaser is not a natural person or (c) conflict with, or result in any breach of, constitute a


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default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or suspension of, or result in the creation of any Encumbrance on any of the assets or properties of such Purchaser pursuant to, any note, bond, mortgage, contract, agreement, lease, license or other instrument or arrangement to which such Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement.

     SECTION 5.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such Purchaser do not and will not require any consent, approval or other order of, action by, filing with, or notification to, any Governmental Authority, except the notification requirements of the HSR Act.

     SECTION 5.04. Investment Purpose. Such Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

     SECTION 5.05. Brokers. Except for Furman Selz, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Purchaser. Such Purchaser shall be solely responsible for payment of the fees and expenses of Furman Selz.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.01. Consents; Releases. (a) Each of the Sellers shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials (including, if necessary, the Probate Court) that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the Purchasers in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be required pursuant to the HSR Act.

     (b) Each Seller shall give promptly such notices to third parties, including, if necessary, beneficiaries under the Will, and shall use its reasonable best efforts to obtain


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(i) the release of all Encumbrances on the Shares and (ii) such third party consents, in each case as the Purchasers may in their sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement. The Purchasers shall cooperate with the Sellers in giving such notices and obtaining such releases and consents; provided, however, that the Purchasers shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, release or consent or to consent to any change in the terms of any agreement or arrangement which the Purchasers in their sole discretion may deem adverse to the interests of the Purchasers. The Sellers know of no reason why all the consents, approvals and releases necessary for the consummation of the transactions contemplated hereby will not be received. Each Seller hereby waives any and all rights and claims that such Seller may have or acquire, as a direct or contingent beneficiary of the Estate, under any applicable community property laws or otherwise, to object to the transactions contemplated by this Agreement or to claims any interest in the Shares inconsistent with this Agreement.

     SECTION 6.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, each Seller shall, as a shareholder of the Company (and, in the case of Peter B. Bensinger, as a director of the Company (subject to his fiduciary duties as a director)), request the Company and the Company's officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents or representatives of the Purchasers reasonable access, during normal business hours, to the properties and books and records of the Company and to Company officers, directors and employees; and (ii) furnish to the officers, employees and authorized agents or representatives of the Purchasers such additional information regarding the Company and its business as the Purchasers may reasonably request.

     SECTION 6.03. Confidentiality. Each Seller agrees to, and shall cause its agents, representatives, affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information relating to the Company and its business; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Seller, its agents, representatives, affiliates, employees, officers or directors. Each Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 6.03 are inadequate and that in addition thereto the Purchasers shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Confidential information made available to the Purchasers by the Sellers prior to the date hereof pursuant to the terms of the confidentiality agreement dated March __, 1998 between First San Francisco Corporation and Questor Management Company will be held in confidence by the Purchasers in accordance with such agreement; such agreement shall not apply to information otherwise obtained by the Purchasers or information obtained after the date of this Agreement.


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     SECTION 6.04. Notice of Developments. Prior to the Closing, each Seller shall promptly notify the Purchasers in writing of (i) all facts and circumstances arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such Seller in this Agreement and (ii) all other material developments that come to the knowledge of such Seller affecting the Company or its business (subject, in the case of Peter B. Bensinger, to his fiduciary duties and other legal obligations as a director of the Company).

     SECTION 6.05. No Solicitation or Negotiation. Each Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither such Seller nor any of its representatives or agents will (a) solicit, consider, encourage or accept any other proposals from any Person relating to any acquisition of all or any portion of the Shares or other capital stock or assets of the Company (subject, in the case of Peter B. Bensinger, to his fiduciary duties as a director of the Company), or (b) participate in or facilitate any discussions or negotiations regarding any of the foregoing. Each Seller immediately shall cease and cause to be terminated all existing discussions and negotiations with any Persons conducted heretofore with respect to any of the foregoing. Each Seller hereby assigns to the Purchasers, effective as of the Closing, the benefit of any confidentiality or non-disclosure obligations on the part of third parties that such parties have entered into with such Seller in connection with potential purchases of Shares by such third parties or other similar transactions, to the extent that such agreements are assignable by such Seller.

     SECTION 6.06. Registration Rights. To the extent that any Seller has any assignable registration rights with respect to any of the Shares, each Seller hereby assigns to the Purchasers, effective as of the Closing, the benefit of any such registration rights.

     SECTION 6.07. Conveyance Taxes. Each Seller shall be liable for and shall hold the Purchasers harmless against any transfer, recording, registration or similar taxes or fees that become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such tax to be timely assessed and paid.

     SECTION 6.08. Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 3.01, 3.02 and 4.02 shall survive the Closing without limit. The Purchasers, their affiliates and their successors and assigns, and the officers, directors, employees and agents of the Purchasers, their affiliates and their successors and assigns shall be indemnified and held harmless by each Seller, severally and not jointly, for any and all Liabilities, losses, damages, claims, diminution in value, costs and expenses, interest,


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awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them), arising out of or resulting from the breach of any representation or warranty made by such Seller contained in this Agreement or the breach of any covenant or agreement by such Seller contained in this Agreement.

     SECTION 6.09. Power of Attorney. Each Seller other than Peter B. Bensinger hereby constitutes and appoints Peter B. Bensinger with full power to act in all respects hereunder in his sole discretion, the true and lawful attorney-in-fact (the "Attorney-in-Fact") of such Seller with full power and authority to act in the name of, for and on behalf of such Seller, with respect to all matters arising in connection with the sale by such Seller of Shares pursuant to this Agreement. The power and authority granted to the Attorney-in-Fact under this
Section 6.09 shall include, but not be limited to, the power and authority to take any and all of the following actions:

                  (a) To transfer and deliver, or procure the transfer and delivery of, such Seller's Shares to the Purchasers at the Closing;

                  (b) If necessary, to endorse or cause the endorsement of (in blank or otherwise) on behalf of such Seller the certificate or certificates representing the Shares to be sold by such Seller, or a stock power or powers attached to such certificate or certificates;

                  (c) To make, execute, acknowledge and deliver all such contracts, orders, receipts, notices, requests, instructions, certificates and other documents and in general to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may reasonably consider necessary or desirable in connection with or to carry out the transactions contemplated by this Agreement, as fully as could such Seller if personally present and acting; and

                  (d) Exercise such Seller's rights under Section 8.03 of this Agreement.

     All power and authority conferred hereby shall be irrevocable and shall not be terminable by any act or deed of such Seller (or by any other Person), or by the death or incapacity of such Seller, or by operation of law; or, if this instrument is executed on behalf of a corporation or partnership, it shall not be terminated by dissolution, winding-up or other event affecting the legal life of such entity.

     The Attorney-in-Fact shall not be liable to any Seller for any error of judgment or for any act done or omitted or for any mistake of law or fact, except for the Attorney-in-Fact's own gross negligence or wilful misconduct. Each Seller hereby agrees


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                                       12

to indemnify and hold harmless the Attorney-in-Fact from any and all loss, damage or liability incurred by the Attorney-in-Fact in connection with its actions as Attorney-in-Fact under this Agreement, as well as the cost and expense of defending against any claim or liability hereunder as the same may be incurred, provided that such loss, damage or liability is not attributable to the Attorney-in-Fact's own gross negligence.

     SECTION 6.10. W-9 Tax Forms. In order to document compliance with the reporting and withholding provisions of the Tax Equity and Fiscal Responsibility Act of 1982 with respect to the tranisactions contemplated hereby, each Seller shall deliver to the Purchasers at or prior to the Closing a properly completed and duly executed United States Treasury Department Form W-9 (or other applicable form or statement specified by the Treasury Department regulations in lieu thereof).

     SECTION 6.11. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and make effective the transactions contemplated by this Agreement.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

     SECTION 7.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Purchasers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, and the covenants and agreements contained in this Agreement to be complied with by the Purchasers on or before the Closing shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchasers to such effect;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any of the Sellers or the Purchasers, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 7.01(c) shall not apply if any Seller has directly or indirectly solicited or encouraged any such Action; and

                  (d) Legal Opinion. The Sellers shall have received from each of Shearman & Sterling, as counsel to the Questor Purchasers, and William M. Curtis, as counsel to David T. O'Neal, Jr., a legal opinion, addressed to the Sellers and dated the Closing Date, substantially in the forms of Exhibit 7.01(d).

     SECTION 7.02. Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, and the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects, and the Purchasers shall have received a certificate of each Seller to such effect;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Sellers or the Purchasers, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 7.02(c) shall not apply if any Purchaser has directly or indirectly solicited or encouraged any such Action;

                  (d) Authority of Estate. The Purchasers shall have received a true and complete copy, certified by the Probate Court, of (i) the Will and (ii) letters testamentary appointing Bethel J. Schneebeck, David E. Schneebeck and Judith S. Bensinger as personal representatives of the Estate;

                  (e) Consents, Approvals and Releases. The Purchasers and the Sellers shall have received, each in form and substance satisfactory to the Purchasers in their sole discretion, evidence of receipt of all authorizations, consents, orders and approvals of all Governmental Authorities and officials (including, if necessary, the Probate Court), all releases of Encumbrances on the Shares and all third party consents, which the Purchasers in their sole discretion deem necessary or desirable for the consummation of the transactions contemplated by this Agreement, including, without limitation, the consents and releases of the U.S. Bank of Washington, Bellevue, Washington;

                  (f) Resignation of Peter Bensinger as Director of the Company. The Board of Directors of the Company shall have received the resignation, effective as of the Closing, of Peter Bensinger as a director of the Company;

                  (g) Approval by the Board of Directors of the Company. The Board of Directors of the Company shall have approved the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Purchasers, and for purposes of Section 203 of the Delaware General Corporation Law;

                  (h) Legal Opinions. The Purchasers shall have received from each of Mills Meyers Swartling and Neal, Gerber & Eisenberg a legal opinion, addressed to the Purchasers and dated the Closing Date, substantially in the forms of Exhibit 7.02(h);

                  (i) Organizational Documents. The Purchasers shall have received (i) a copy of the By-laws (or similar organizational documents) of the Company, certified by the Secretary or Assistant Secretary of the Company and (ii) a certificate of the Secretary or Assistant Secretary of the Company confirming the number of Common Shares that the Preferred Shares are convertible into at Closing, which number shall have been agreed to by the Company's independent accountants; and

                  (j) No Material Adverse Effect on Company. Since January 31, 1998, no event or events shall have occurred, or be reasonably likely to occur, which, in the reasonable judgment of the Purchasers, individually or in the aggregate, have had, or could have, a Material Adverse Effect.

                                  ARTICLE VIII

                             TERMINATION AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the Purchasers if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that, in the reasonable judgment of the Purchasers, has resulted in or could be expected to result in a Material Adverse Effect, (ii) any representation or warranty of the Sellers contained in this Agreement shall not have been true and correct in all material respects when made, (iii) the Sellers shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or (iv) any Seller or the Company (or any subsidiary of the Company if such event could have a Material Adverse Effect on the Company) makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller, the Company (or any subsidiary of the Company if such event could have a Material Adverse Effect on the Company) seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

                  (b) by either the Sellers or the Purchasers if the Closing shall not have occurred by June 12, 1998; provided, however, that the right to terminate this Agreement under this Section 8.01(b) (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and (ii) shall not be available to any party if the failure of the Closing to occur on or prior to such date is a result of the failure to obtain the necessary approvals under the HSR Act on or prior to such date; or

                  (c) by either the Purchasers or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (d) by the mutual written consent of the Sellers and the Purchasers.

     SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.

     (b) Notwithstanding the foregoing, if the Closing does not occur because of the failure to satisfy the conditions to the Purchasers' obligations to effect the Closing contained in Sections 7.02 (a), (d), (f) or (h), then the Sellers, jointly and severally, shall reimburse the Purchasers for their costs and expenses, including, without limitation, fees and disbursements of counsel, incurred by the Purchasers in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

     (c) Notwithstanding the foregoing, if the Closing does not occur because of the failure to satisfy the conditions of the Sellers' obligations to effect the Closing contained in Section 7.01(a) or (d), then the Purchasers, jointly and severally, shall reimburse the Sellers for their costs and expenses, including, without limitation, fees and disbursements of counsel, incurred by the Sellers in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

     SECTION 8.03. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                  (a)      if to the Sellers:

                           Peter B. Bensinger
                           Bensinger, DuPont and Associates
                           20 North Wacker Drive
                           Chicago, Illinois 60606
                           Telecopy: (312) 826-1061

                           with a copy to:

                           Neal, Gerber & Eisenberg
                           Two North LaSalle Street
                           Chicago, Illinois 60602
                           Telecopy: (312) 269-1747
                           Attention:  William M. Holzman, Esq.

                  (b)      if to the Purchasers:

                           Questor Partners Fund, L.P.
                           Questor Side-by-Side Partners, L.P.
                           103 Springer Building
                           3411 Silverside Road
                           Wilmington, DE 19810
                           Telecopy:  (302) 478-3667
                           Attention: Gilbert Warren
                      with copies to:

                      Edward L. Scarff              Shearman & Sterling
                      601 California Street         555 California Street,
                      Suite 1450                    Suite 2000
                      San Francisco, CA  94104      San Francisco, CA 94108
                      Telecopy: (415) 989-2413      Telecopy:  (415) 616-1199
                                                    Attention: Christopher D.
                                                                  Dillon,Esq.

     SECTION 9.03. Public Announcements. Except as may be required by applicable law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

     SECTION 9.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchasers with respect to the subject matter hereof and thereof.

     SECTION 9.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchasers (which consent may be granted or withheld in the sole discretion of the Seller or the Purchasers); provided, however, that the Purchasers may assign this Agreement to affiliates of the Purchasers without the consent of the Sellers.

     SECTION 9.08. No Third Party Beneficiaries. Except for the provisions of
Section 6.08, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchasers or (b) by a waiver in accordance with Section 8.03.

     SECTION 9.10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Washington state or federal court sitting in the City of Seattle and each party hereto hereby consents to the jurisdiction of such courts for such purpose.

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     IN WITNESS WHEREOF, the Sellers and the Purchasers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                  ESTATE OF EDWIN J. SCHNEEBECK


                  By: /s/ Bethel J. Schneebeck
                      ------------------------------------------------
                      Bethel J. Schneebeck, Personal Representative


                  By:/s/ David E. Schneebeck
                      ------------------------------------------------
                      David E. Schneebeck, Personal Representative


                  By: /s/ Judith S. Bensinger
                      ------------------------------------------------
                      Judith S. Bensinger, Personal Representative



                  /s/ Bethel J. Schneebeck
                  ----------------------------------------------------
                  Bethel J. Schneebeck


                  /s/ David E. Schneebeck
                  ------------------------------------------------
                  David E. Schneebeck


                  /s/ Troy Schneebeck
                  ----------------------------------------------------
                  Troy Schneebeck


                  /s/ Timothy J. Schneebeck
                  ----------------------------------------------------
                  Timothy J. Schneebeck

                  THE SCHNEEBECK FAMILY TRUST


                  By: /s/ Bethel J. Schneebeck
                      ------------------------------------------------
                  Name: Bethel J. Schneebeck
                  Title:

                  /s/ Judith S. Bensinger
                  -------------------------------------
                  Judith S. Bensinger


                  /s/ Peter B. Bensinger
                  -------------------------------------
                  Peter B. Bensinger

                  THE SCHNEEBECK FOUNDATION


                  By:   /s/ Bethel J. Schneebeck
                      ---------------------------------
                  Name: Bethel J. Schneebeck
                        -------------------------------
                  Title:
                        -------------------------------

                  QUESTOR PARTNERS FUND, L.P.

                  By: Questor General Partner, L.P.,
                        its general partner

                  By: Questor Principals, Inc.,
                        its general partner


                  By:       /s/ Edward L. Scarff
                      ---------------------------------
                  Name: Edward L. Scarff
                  Title: Principal

                  QUESTOR SIDE-BY-SIDE
                  PARTNERS, L.P.

                  By:  Questor Principals, Inc.,
                        its general partner

                  By:       /s/ Edward L. Scarff
                  -------------------------------------
                  Name: Edward L. Scarff
                  Title: Principal


                  /s/ David T. O'Neal, Jr.
                  -------------------------------------
                  David T. O'Neal, Jr.




                                 Column 1                 Column 2                     Column 3

          Seller
          ------                                          Shares of
                                 Shares of              Common Stock                   Shares of
                               Common Stock             to be sold to                Common Stock
                               to be Sold to        Questor Side-by-Side             to be sold to
                               David O'Neal            Partners,  L.P           Questor Partners Fund, L.P.
                               ------------            --------------           ---------------------------

Estate of Edwin J.                     74,074                         95,095                    382,685
Schneebeck

Bethel J. Schneebeck                                                                            172,141

Bethel J. Schneebeck (IRA)                                                                       24,583

David E. Schneebeck                                                                             180,214

Troy Schneebeck                                                                                     966

Timothy J. Schneebeck                                                                           150,713

The Schneebeck
Family Trust                                                                                    185,887

Judith S. Bensinger                                                                             145,499

Peter B. Bensinger                                                                               45,000

Peter B. Bensinger (IRA)                                                                          3,000

The Schneebeck Foundation
(Dr. Jean Kohler Memorial
Fund)                                                                                            24,179

The Schneebeck Foundation                                                                        10,000
                                 ------------                    -----------               ------------

Total                                  74,074                         95,095                  1,324,867





                                     Column 4                    Column 5                 Column 6           Column 7

          Seller
          ------                    Shares of                                             Shares of        Total Shares
                                 Preferred Stock                 Shares of              Common Stock            of
                                   to be Sold to              Preferred Stock            into which           Common
                               Questor Side-by-Side            to be Sold to           Preferred Stock        Stock
                                  Partners, L.P           Questor Partners Fund, L.P   is Convertible       Owned and
                                  --------------          --------------------------   ---------------      to be Sold
                                                                                                            -----------

Estate of Edwin J.                                  218                      3,032               613,207       1,165,061
Schneebeck

Bethel J. Schneebeck                                                                                             172,141

Bethel J. Schneebeck (IRA)                                                                                        24,583

David E. Schneebeck                                                                                              180,214

Troy Schneebeck                                                                                                      966

Timothy J. Schneebeck                                                                                            150,713

The Schneebeck
Family Trust                                                                                                     185,887

Judith S. Bensinger                                                                                              145,499

Peter B. Bensinger                                                                                                45,000

Peter B. Bensinger (IRA)                                                                                           3,000

The Schneebeck Foundation
(Dr. Jean Kohler Memorial
Fund)                                                                                                             24,179

The Schneebeck Foundation                                                                                         10,000
                                        ---------------                -----------            ----------    ------------

Total                                               218                      3,032               613,207       2,107,243
